Capital World Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$131,753
Class B	$1,313
Class C	$8,035
Class F1	$28,981
Class F2	$14,334
Total	$184,416
Class 529-A	$6,148
Class 529-B	$116
Class 529-C	$1,734
Class 529-E	$288
Class 529-F1	$641
Class R-1	$211
Class R-2	$1,968
Class R-3	$2,775
Class R-4	$1,892
Class R-5	$3,729
Class R-6	$9,091
Total	$28,593

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3390
Class B	$0.2124
Class C	$0.2116
Class F1	$0.3386
Class F2	$0.3822
Class 529-A	$0.3265
Class 529-B	$0.1900
Class 529-C	$0.2013
Class 529-E	$0.2895
Class 529-F1	$0.3613
Class R-1	$0.2190
Class R-2	$0.2154
Class R-3	$0.2885
Class R-4	$0.3418
Class R-5	$0.3896
Class R-6	$0.3991

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	395,599
Class B	5,773
Class C	37,902
Class F1	88,175
Class F2	40,577
Total	568,026
Class 529-A	19,347
Class 529-B	561
Class 529-C	8,792
Class 529-E	1,017
Class 529-F1	1,883
Class R-1	938
Class R-2	9,316
Class R-3	9,837
Class R-4	5,767
Class R-5	9,748
Class R-6	28,713
Total	95,919

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.74
Class B	$20.61
Class C	$20.46
Class F1	$20.62
Class F2	$20.71
Class 529-A	$20.79
Class 529-B	$20.68
Class 529-C	$20.60
Class 529-E	$20.67
Class 529-F1	$20.68
Class R-1	$20.59
Class R-2	$20.58
Class R-3	$20.71
Class R-4	$20.72
Class R-5	$20.75
Class R-6	$20.74